Exhibit 10.12

Summary Sheet for Director Fees

Effective January 1, 2006, each non-employee member of the Board will receive $1,000 for each Board meeting attended in person and $500 for each telephonic meeting of the Board participated in, and $1,000 for each committee meeting attended and $500 participated in by telephone of which such non-employee member of the Board is a member. In 2006, the Chairman of the Board will receive an annual retainer of $49,000. Each non-employee member of the Board, other than the Chairman of the Board and Audit Committee Chair, will receive an annual retainer of $24,000. The Chairman of the Audit Committee will receive an annual retainer of $34,000. Each of the annual retainers will be paid on a quarterly basis. Under the Corporation’s Non-Employee Directors Stock Option Plan, directors who are not employees of the Corporation or any of its subsidiaries receive an automatic one-time grant of an option to acquire 5,000 Common Shares of the Corporation upon their initial election or appointment to the Board of Directors and are also eligible to receive discretionary grants. A copy of the form of stock option agreement is filed as an exhibit to the Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 2005. If the 2006 Equity Incentive Plan is approved by shareholders at the 2006 Annual Meeting, no further grants will be made under the Non-employee Directors Stock Option Plan. If approved by the shareholders at the 2006 Annual Meeting, directors will be eligible to receive awards pursuant to the 2006 Equity Incentive Plan.